Exhibit 99.1

Gladstone Commercial Corporation Announces Offering of Series G Cumulative Redeemable Preferred Stock

McLean, VA, June 21, 2021: Gladstone Commercial Corporation (Nasdaq: GOOD) (the “Company”) today announced that it plans to sell shares of its newly designated Series G Cumulative Redeemable Preferred Stock (the “Series G Preferred Stock”) in an underwritten public offering. The public offering price and other terms are to be determined by negotiations between the Company and the underwriters. The Company also plans to grant the underwriters a 30-day option to purchase additional shares of Series G Preferred Stock on the same terms and conditions.

Stifel, Goldman Sachs & Co. LLC, B. Riley Securities and Baird are acting as joint book-running managers of the offering, and Janney Montgomery Scott LLC, Ladenburg Thalmann, Colliers Securities and Wedbush Securities are serving as co-managers of the offering.

The Company intends to use the net proceeds from this offering to optionally redeem all outstanding shares of its 7.00% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”), with any remaining proceeds to repay a portion of the indebtedness outstanding under the Company’s credit facility and for other general corporate purposes. Such optional redemption will be contingent upon the Company having sufficient liquidity to complete such redemption.

The offering is being conducted as a public offering under the Company’s effective shelf registration statement filed on Form S-3 with the SEC (File No. 333-236143). Any offer of the securities will be made exclusively by means of a prospectus supplement and accompanying prospectus. To obtain a copy of the preliminary prospectus supplement, dated June 21, 2021, and the final prospectus supplement, when available for this offering, please contact: Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, MD 21202, by calling toll-free 855-300-7136 or writing to syndprospectus@stifel.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, or by email: Prospectus-ny@ny.email.gs.com; B. Riley Securities, Inc. by writing to prospectuses@brileyfin.com; or Robert W. Baird & Co. Incorporated, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Syndicate Department, facsimile:(414) 298-7474), or by email at syndicate@rwbaird.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of March 31, 2021, Gladstone Commercial’s real estate portfolio consisted of 120 properties located in 27 states, totaling approximately 15.5 million square feet.

Forward-Looking Statements

This press release contains certain forward-looking statements, which are based upon the Company’s current expectations and are inherently uncertain, including forward-looking statements with respect to the offering, use of proceeds and the redemptions. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that may or may not be under the Company’s control, and that the Company may or may not have considered. Accordingly, no assurances can be given that the securities offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Completion of the securities offering on the terms described, and the application of net proceeds, are subject to numerous conditions, including, without limitation, market conditions and other risks and uncertainties as detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC on February 16, 2021 and the Company’s other filings with the SEC, including the preliminary prospectus supplement. Any such forward-looking statements speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

SOURCE: Gladstone Commercial Corporation

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